Contact: Joseph F. Abely, President
                                                                  (781) 326-4700
\FOR IMMEDIATE RELEASE\
                                                                    John Swanson
                                                    Swanson Communications, Inc.
                                                                  (516) 671-8582


               LOJACK CORPORATION ADOPTS SHAREHOLDERS RIGHTS PLAN

         Dedham, MA, Dec. 17--LoJack Corporation (NASDAQ NMS: "LOJN") announced today that its Board of Directors has adopted a shareholders rights plan. Under the terms of the plan, which is of a type that has been adopted by numerous public companies, each shareholder of record as of the close of business on December 31, 1999 will receive one right for each share of common stock held by such shareholder to purchase one one-hundredth of a share of preferred stock of the Company at a purchase price of $42.00. The rights are triggered and become exercisable if any person or group acquires, or launches a tender or exchange offer to acquire, 15% or more of the Company's outstanding shares of common stock. Alternatively, if any person or group acquires 15% or more of the Company's outstanding shares of common stock, other than by means of a tender or exchange offer that both satisfies various prescribed "fairness" criteria and is determined by the Company's Board of Directors to be in the best interests of the Company and its shareholders, the rights may be exercised to purchase a prescribed number of additional shares of the Company's common stock at a 50% discount to market price.

         Unless and until the rights are triggered, the rights will not trade independently, but rather will be evidenced by the common stock certificates directly and will transfer automatically with any transfer of the common stock. The initial issuance of the rights has no dilutive effect on the Company's outstanding shares or earnings, is not taxable to either the Company or its shareholders, and does not otherwise affect the trading of the Company's shares.

         If the rights are not triggered or otherwise redeemed by the Company, the rights will expire on December 17, 2009.

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